Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Equity Incentive Plan of Optimer Pharmaceuticals, Inc. of our reports dated March 10, 2011, with respect to the consolidated financial statements of Optimer Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Optimer Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California

April 11, 2011